Exhibit 99.1

OMNIQ AWARDED A $29 MILLION

DOLLAR PROJECT BY A FORTUNE 100

COMPANY

●	Project anticipated to take between 12 and 18 months for complete deployment

●	Upgrading customer’s IoT technology to an Android Platform & Devices, to be used for store automation and improved store management

●	Customer stated they are anxious to replace their legacy Windows based devices and modernize their technology suite.

●	The $29 Million project follows the award of an $11 Million project for the Government of Israel, resulting into $40 Million of new projects in a few days.

OMNIQ Corp. (NASDAQ: OMQS) (“OMNIQ” or “the Company”), a provider of Supply Chain and Artificial Intelligence (AI)-based solutions, today announced that it has received a purchase order with a total value of $29 million from a fortune 100 company with 70+ billion in annual revenue, hundreds of locations globally with more than 10,000 employees.

The purchase order is for a vast upgrade from legacy windows equipment to updated android based technology platform & devices and is to be used to enhance inventory management and reorder processes.

In supermarket functions like shipping and receiving, inventory control, and warehouse management, OMNIQ’s supply chain mobility IoT solutions, including rugged handheld mobile computers, barcode scanners, and wireless connections, enable quick and accurate data collection, tracking, and processing. These devices provide a “contactless” approach to customer retail operations and are designed to integrate with corporate automated services.

“We are always humbled and honored to receive large orders like this one, although, we are not surprised as we consistently demonstrate our solution focused approach to everyday problems that corporations large and small experience on a daily basis. The reputation of trust and loyalty we have earned throughout the industry is no doubt connected to our company’s value driven culture accompanied by our commitment to provide the latest technologies at the best price point. As we continue to strive for excellence, it is reflected in our record breaking backlog. This is only the beginning for omniQ, we are a strong company with a solid customer base and superior products and solutions that can bring us to new spheres in sales and profitability. I believe that these days our strategy pays off and we look forward to continuing this momentum.” Shai Lustgarten, CEO.

About OMNIQ Corp:

OMNIQ Corp. provides computerized and machine vision image processing solutions that use patented and proprietary AI technology to deliver data collection, real-time surveillance and monitoring for supply chain management, homeland security, public safety, traffic & parking management, and access control applications. The technology and services provided by the Company help clients move people, assets, and data safely and securely through airports, warehouses, schools, national borders, and many other applications and environments.

OMNIQ’s customers include government agencies and leading Fortune 500 companies from several sectors, including manufacturing, retail, distribution, food and beverage, transportation and logistics, healthcare, and oil, gas, and chemicals. Since 2014, annual revenues have grown to more than $50 million from clients in the USA and abroad.

The Company currently addresses several billion-dollar markets, including the Global Safe City market, forecast to grow to $29 billion by 2022, and the Ticketless Safe Parking market, forecast to grow to $5.2 billion by 2023. For more information please visit www.omniq.com.

Contact:

Corporate Contact

Koko Kimball

(385) 758-9241

IR@omniq.com